Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS THIRD QUARTER 2021 RESULTS

GREAT NECK, New York, November 4, 2021 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended September 30, 2021.

Operating Results:

Rental income was $20.3 million in the third quarter of 2021, compared to $21.1 million in the third quarter of 2020. The decrease is due primarily to the impact of property dispositions in 2020 and 2021.

Total operating expenses in the third quarter of 2021 improved to $12.4 million from $13.1 million for the third quarter of 2020. Contributing to the improvement were the inclusion, in the corresponding 2020 period, of a non-cash impairment charge related to a casualty loss, and, in the 2021 period, a reduction in litigation expense and a real estate tax refund, offset by, in the 2021 period, a non-cash increase in compensation expense related to equity incentive plan awards.

Net income attributable to One Liberty in the third quarter of 2021 was $6.1 million, or $0.28 per diluted share, compared to $13.7 million, or $0.67 per diluted share, in the third quarter of 2020. Net income for the 2020 quarter benefitted from a $10.3 million, or $0.50 per diluted share, gain on the sale of a property. Net income for the 2021 quarter includes a $1.3 million, or $0.06 per diluted share, gain on the sale of a property.

Adjusted Funds from Operations, or AFFO, was $10.1 million, or $0.48 per diluted share, for the quarter ended September 30, 2021, compared to $10.0 million, or $0.49 per diluted share, for the corresponding quarter in the prior year. In the 2021 quarter, AFFO, on an absolute basis benefitted from lower interest and real estate expense, offset by a reduction in rental income primarily related to property dispositions in 2020 and 2021.

Funds from Operations, or FFO, was $9.8 million, or $0.47 per diluted share, for the third quarter of 2021, compared to $9.7 million, or $0.47 per diluted share, in the third quarter of 2020. In the 2021 quarter, FFO benefitted from the decrease in interest and real estate expenses and an insurance recovery from a casualty loss, offset by a reduction in a rental income.

Net income, FFO and AFFO on a diluted per share basis were negatively impacted due to the 583,000 increase in the weighted average shares outstanding as a result of issuances of stock in- lieu-of a portion of the cash dividend and the equity incentive and dividend reinvestment programs.

Balance Sheet:

At September 30, 2021, the Company had $13.7 million of cash and cash equivalents, total assets of $752.0 million, total debt of $406.4 million, and total stockholders' equity of $304.2 million.

At November 1, 2021, One Liberty's available liquidity was approximately $105.2 million, including approximately $11.9 million of cash and cash equivalents (including the credit facility's required $3.0 million average deposit maintenance balance) and $93.3 million available under its credit facility.

Recent Transactions:

On September 29, 2021, One Liberty acquired a 103,000 square foot industrial property in Lehigh Acres, a suburb of Fort Myers, Florida, for a purchase price of $9.4 million, including a ten-year fixed rate (i.e., 3.17%) mortgage of $6.1 million. The property is leased to two tenants and the remaining average lease term is four years.

One Liberty anticipates that in November it will complete the purchase, for $8.0 million, of a 102,000 square foot warehouse distribution center well-located near the main commercial airport in Omaha, Nebraska, and net leased to Home Depot USA, Inc, the primary operating company of The Home Depot. The property is leased at an annual base rent of $546,000.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination and certain other fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), income on insurance recoveries from casualties and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital improvements and distributions to stockholders.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. Information regarding risks, uncertainties and factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear under “Forward Looking Statements”, “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), and the Company’s Quarterly Reports on Form 10-Q or the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) filed after the filing of the Annual Report. Currently, a significant uncertainty the Company is facing is the COVID-19 pandemic and its impact, and potential impact, on the Company’s and its tenants’ financial condition, results of operations, cash flows and performance, the real estate market and the global economy and financial markets. The extent to which the pandemic impacts the Company and its tenants depends on future developments, which are highly uncertain and cannot be predicted with confidence.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property's real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	September 30,	December 31,
	2021	2020

ASSETS
Real estate investments, at cost	$834,455	$839,058
Accumulated depreciation	(157,499)	(147,136)
Real estate investments, net	676,956	691,922

Investment in unconsolidated joint ventures	10,178	10,702
Cash and cash equivalents	13,740	12,705
Unbilled rent receivable	14,470	15,438
Unamortized intangible lease assets, net	21,498	24,703
Other assets	15,131	20,667
Total assets	$751,973	$776,137

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,477 and $3,845 of deferred financing costs, respectively	$403,452	$429,704
Line of credit-outstanding, net of $270 and $425 of deferred financing costs, respectively	2,930	12,525
Unamortized intangible lease liabilities, net	10,702	11,189
Other liabilities	29,790	30,759
Total liabilities	446,874	484,177

Total One Liberty Properties, Inc. stockholders' equity	304,172	290,767
Non-controlling interests in consolidated joint ventures	927	1,193
Total equity	305,099	291,960
Total liabilities and equity	$751,973	$776,137

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Rental income, net	$20,349	$21,071	$61,338	$63,171
Lease termination fees	87	—	336	—
Total revenues	20,436	21,071	61,674	63,171

Operating expenses:
Depreciation and amortization	5,596	5,723	17,055	17,201
General and administrative	3,559	3,456	10,970	10,244
Real estate operating expenses	3,199	3,451	10,272	10,098
State taxes	55	75	221	227
Impairment due to casualty loss	—	430	—	430
Total operating expenses	12,409	13,135	38,518	38,200

Other operating income
Gain on sale of real estate, net	1,277	10,316	22,768	14,568
Operating income	9,304	18,252	45,924	39,539

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	77	132	75	186
Equity in earnings from sale of unconsolidated joint venture properties	801	—	801	121
Prepayment costs on debt	(38)	(58)	(837)	(1,123)
Other income	678	453	865	462
Interest:
Expense	(4,365)	(4,752)	(13,573)	(14,583)
Amortization and write-off of deferred financing costs	(245)	(301)	(754)	(760)

Net income	6,212	13,726	32,501	23,842
Net income attributable to non-controlling interests	(153)	(1)	(151)	(7)

Net income attributable to One Liberty Properties, Inc.	$6,059	$13,725	$32,350	$23,835

Net income per share attributable to common stockholders-diluted	$0.28	$0.67	$1.55	$1.17

Funds from operations - Note 1	$9,816	$9,680	$26,316	$27,135
Funds from operations per common share-diluted - Note 2	$0.47	$0.47	$1.25	$1.34

Adjusted funds from operations - Note 1	$10,140	$10,026	$30,299	$29,676
Adjusted funds from operations per common share-diluted - Note 2	$0.48	$0.49	$1.44	$1.46

Weighted average number of common shares outstanding:
Basic	20,115	19,640	20,044	19,483
Diluted	20,273	19,686	20,198	19,511

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$6,059	$13,725	$32,350	$23,835
Add: depreciation and amortization of properties	5,483	5,623	16,735	16,895
Add: our share of depreciation and amortization of unconsolidated joint ventures	121	135	387	409
Add: impairment due to casualty loss	—	430	—	430
Add: amortization of deferred leasing costs	113	100	320	306
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	5	5	20	14
Deduct: gain on sale of real estate, net	(1,277)	(10,316)	(22,768)	(14,568)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(801)	—	(801)	(121)
Adjustments for non-controlling interests	113	(22)	73	(65)
NAREIT funds from operations applicable to common stock	9,816	9,680	26,316	27,135

Deduct: straight-line rent accruals and amortization of lease intangibles	(366)	(685)	(685)	(2,226)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(11)	(40)	(11)	(143)
Deduct: lease termination fee income	(87)	—	(336)	—
Deduct: lease assignment fee income	—	—	(100)	—
Add: amortization of restricted stock compensation	1,163	1,136	4,191	3,441
Add: prepayment costs on debt	38	58	837	1,123
Deduct: income on insurance recoveries from casualty loss	(675)	(430)	(695)	(430)
Add: amortization and write-off of deferred financing costs	245	301	754	760
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4	13	13
Adjustments for non-controlling interests	13	2	15	3
Adjusted funds from operations applicable to common stock	$10,140	$10,026	$30,299	$29,676

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.28	$0.67	$1.55	$1.17
Add: depreciation and amortization of properties	0.26	0.27	0.78	0.84
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.02	0.02
Add: impairment due to casualty loss	—	0.02	—	0.02
Add: amortization of deferred leasing costs	0.01	—	0.02	0.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(0.06)	(0.50)	(1.09)	(0.72)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(0.04)	—	(0.04)	(0.01)
Adjustments for non-controlling interests	0.01	—	0.01	—
NAREIT funds from operations per share of common stock-diluted (a)	0.47	0.47	1.25	1.34
Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.03)	(0.04)	(0.12)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	(0.01)
Deduct: lease termination fee income	—	—	(0.02)	—
Deduct: lease assignment fee income	—	—	—	—
Add: amortization of restricted stock compensation	0.06	0.06	0.20	0.17
Add: prepayment costs on debt	—	—	0.04	0.06
Deduct: income on insurance recoveries from casualty loss	(0.03)	(0.02)	(0.03)	(0.02)
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.04	0.04
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock-diluted (a)	$0.48	$0.49	$1.44	$1.46

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.